Exhibit 10.1

WORKING CAPITAL LOAN AGREEMENT
(English Summary Translation)

2007 ZhengGongYin No. 0023

Borrower:	Henan Gengsheng Refractories Co., Ltd (the "Borrower")
Legal Address:	No.88, Dayugou Town, Gongyi City
Representatives	Shunqing Zhang

Lender:	China Industrial & Commercial Bank, Zhengzhou Branch, (the "Lender"),
Address:	No. 34 Huayuan Road Zhengzhou City
Representatives	Weimin Rong

According to applicable laws and regulations of the People's Republic of China (the "PRC"), the Borrower and Lender hereby enter into this agreement pursuant to Borrower's application to Lender for using in the purpose of loan indicated in Item 2.1 a short term loan (the "Loan").

1. Loan Type

1.1 This agreement is the Short-or-medium term Working Capital Loan Agreement (the "Loan Agreement").

2. Purpose of Loan

2.1. The purpose of the Loan is for the purchase of raw materials.
2.2. The Borrower is not eligible to modify the Loan purpose without the consent of the Lender in written.

3. The Amount of Loan and the Loan Term

3.1. The amount of the Loan is RMB 20,000,000 (approximately US$ 2.94 million).
3.2. The Loan is for a term of 11 months starting from December 31, 2008 and ending on November 23, 2009.

4. Interest Rate and Interest Calculation

4.1. The Loan interest rate is calculated on a daily basis based on the actual withdrawal amount and the outstanding days from the withdrawal date.
4.2. The RMB Loan interest rate is a floating Interest Rate, (upward/down) floating upward to 15%. The executed annual interest rate is 6.1065%. The interest rate can be adjusted on monthly basis.
4.3. The Lender shall send the written notice to the Borrower for any adjustment of interest rate within 30 days from the adjusted date.
4.4. The interested rate shall be accordingly adjusted based on any new adjustment regulated by the People's Bank of China.

5. The Fund Source and the Method of Repayment

5.1 The Borrower shall repay the Loan through the following suggested fund source but not limited to:

5.1.1. Sales revenues and net profits
5.1.2. Any fund that can be legally used

5.2. The Borrower shall pay the full interest timely and repay the principal in 3 installments on the following suggested dates:

5.2.1. RMB 3,000,000, May 29, 2009
5.2.2. RMB 4,000,000, August 31, 2009
5.2.3. RMB 13,000,000, November 23, 2009

6. Guarantee

6.1 The Loan specified hereunder shall be guaranteed through a joint and several liabilities.

6.2 The Borrower shall assist the execution of Guarantee Contract filed as the 2008 ZhengGongYin No. 0023 Guaranty Contract entered by the Lender and the guarantor (the "Guarantor").

6.3. The borrower undertakes to provide a new guaranty approved by the Lender promptly upon occurrence or anticipated occurrence of any event which imposes a material adverse effect on the financial condition and ability to implement the guarantee duty by the guarantor.

7. Rights and Obligations of the Borrower and Lender

7.1. The Borrower's:

7.1.1. The Borrower shall compensate the loss of the Lender's expected profits if the Borrower repays the Loan before the above designated dates.
7.1.2. The Borrower shall only use the fund according to the contracted purpose.
7.1.3. Unless the Borrower provides notice in writing to the Lender 30 days in advance and obtains the Lender's consent, the Borrower shall not, before paying off the principal and interest, engage in sub-contracting, leasing, equity restructuring, pooling, consolidating, merging, splitting, joint investment, capital transferring, filing for restructuring, filing for dissolution, filing for bankruptcy, and any other actions which may affect the realization of Lender's rights.
7.1.4. The Borrower undertakes to inform the Lender in writing (1) within 7 days of knowing any changes in the Borrower's address, scope of business, mailing address, legal representative, and any events related to the business registration; (2) within 5 days from the date that a material adverse event such as a license revocation, bankruptcy, and discontinuation of the Borrower's business occurs.

7.2. The Lender's

7.2.1. The Lender is eligible to claim for the credit penalty to related authorities or claim to the media for the repayment while the Borrower intentionally avoid its duties of payment of the principal and interests.
7.2.2. The Lender shall not disclose the information regarding debt, assets, operations, and operations provided by the Borrower, except those agreed by both parties or under legal requirement.

8. Default Liability

8.1. The Lender is eligible to enforce the agreement and require certain interests according the contracted terms of repayment if the Borrower repays the Loan before the contracted terms.

8.2. The Lender is legible to deduct the repayment under the Borrower’s industrial and commercial bank accounts opened in China when the Borrower does not repay the loan upon maturity. The Lender shall increase the interest rate by 50% (30%-50%) of the current annual interest rate for the penalty of late payment if the Borrower does not repay the Loan at the maturity date. The Borrower will also be required to pay 50% interest on the interest for this delinquency.

8.3. The Lender has the right to require the Borrower to return the funds or to terminate the agreement if the Borrower uses the funds for other than the contracted purpose. The Lender shall penalize the Borrower to pay an additional 100% (50%-100%) of the original interest rate as the penalty for fraudulent use of the funds from the date of violation, and the Borrower will need to pay the interests at an additional 100% (50%-100%) of the original rate.

8.4. The Lender shall require the partial or full refund of the issued Loan if the Borrower does not provide any remedies within 7 days to meet the requirements of the Lender due to any of the following violation:

8.4.1. If the Borrower provides fraudulent financial statements or deceptive material financial information.
8.4.2. If the Borrower rejects the supervision of the Lender regarding use of the funds and financial activities.
8.4.3. If the Borrower conducts or intends to operate any equity transfer transactions or dispose of its assets.

9. Effectiveness, modification, and termination

9.1. The Loan Agreement shall come into effect upon the signature (or seal) by the legal representatives (responsible persons) or authorized representatives of both parties, with their respective official seals affixed hereto.

9.2. The Lender shall be eligible to terminate the Loan Agreement and require the Borrower repays the loan and all the loss compensation in advance due to any of the following conditions:

9.2.1. The Borrower engages in closing, cession of operation or for restructuring, revocation of business licenses.
9.2.2. The Borrower fails to provide new guarantee when any adverse events occurs to the Guarantor resulting in the failure of guarantee.
9.2.3. The Borrower fails to repay the loan, uses the loan beyond the contracted purpose, fails to repay interests, or other material violations.

9.3 Unless the Borrower shall provide notice in writing to the Lender 30 days in advance for the extension of maturity along with the consent of extension of guarantee provide by the Guarantor and obtains the Lender's consent, the Loan Agreement shall not be extended. The terms of the Loan agreement shall be binding until the consents extensions sought by both parties.

9.4. Upon the effectiveness, neither party shall alternate or terminate the Loan Agreement in advance. Either party shall notify another party in writing regarding any changes to the Loan Agreement and obtain the agreement in terms of changes. Before the agreements reached by both parties, the terms of the Loan Agreement shall be still binding.

10. Disputes Settlement

Any dispute arising from this Contract should be resolved through mutual consultations. Either party shall be legible to bring the claims to People court where the Lender is located.

11. Others

11.1. The Borrower (other debtors) shall entirely and precisely discloses any insider relations and transactions to the Lender. The Lender shall be legible to pursue compensation claim according to terms of the Loan Agreement and legal proceeding when the Borrower fails to fulfill the above disclosure obligations or any following adverse events occurred to the Borrower or the related parties imposing adverse effects to the rights of the Lender of the Loan Agreement.

11.1.1. The adverse financial situation occurs to the Borrower’s related parties;
11.1.2. When the Borrower or its related parties were legally penalized by the judiciary agency, taxation agency, and commerce and administrative agencies;
11.1.3. The control relations between the Borrower and its related parties have been changed;
11.1.4. Any material economic disputes, litigation, and arbitrations occurred to the Borrower’s related parties;
11.1.5. Any investigation occurred to the Borrower’s major investors, re-arrangement of executive members, and possible criminal claims resulting in the restriction of freedom.
11.1.6. Any events occurred to the Borrower’s related parties imposing material adverse influence to the Borrower.

The related parties are defined as the parent company of the Borrower, the subsidiaries of the Borrower, the subsidiaries owned by the Borrower’s parent company, the controlling shareholder of the Borrower, the major investor of the Borrower, the joint-venture of the Borrower, the co-operating companies of the Borrower, and the family members or the major (controlling) investors of the Borrower.

12. Supplementary Provisions

12.1. Any supplemental related documents and materials are inseparable components of this Loan Agreement and have the same legal effect as this Loan Agreement.

12.2. This Loan Agreement has two originals, which are identical to each other, with each of the parties holding one copy. There are several duplicates for future reference.

Borrower:	Lender:
Henan Gengsheng Refractories Co., Ltd	China Industrial & Commercial Bank, Zhengzhou Branch
(Official Corporate Seal)	(Official Corporate Seal)
/s/Shunqing ZHANG	/s/Weimin Rong
Date: December 31, 2008	Date: December 31, 2008